Exhibit 10.11



                       EXECUTIVE COMPENSATION ARRANGEMENTS

Each year, the Compensation Committee of the Board of Directors determines whether to award our executive officers a bonus for the fiscal year, based on pre-established individual and corporate performance objectives. On March 29, 2005, the Compensation Committee approved the specific performance objectives under the Company's 1999 Performance Incentive Plan for fiscal year 2005. Such performance objectives will include the Company achieving certain targets for revenues, gross profit and EBITDA as well as signing up a certain number of additional customers to use the deltathree platform solution. Listed below are the salaries and bonuses for our named executive officers that were awarded during fiscal 2004 and the salaries that have been established for fiscal 2005. Bonuses for fiscal 2005 have not yet been determined.



Executive Officer               2004 Salary (1)  2004 Bonus (2)  2005 Salary (3)
--------------------------------------------------------------------------------
Shimmy Zimels                   $   180,000      $  125,050      $   248,800
    Chief Executive Officer
    and President
Paul C. White                   $   180,000      $   94,100      $   235,300
    Chief Financial Officer


(1) Salary shown is the amount actually paid to the executive as salary, and not the amount employee was entitled to per executives' employment contracts.
(2) Bonus shown is the aggregate amount of bonuses earned by executive during 2004 and is the sum of: a one-time bonus awarded by the Compensation Committee in the first-half of 2004, and bonuses awarded in 2005 under our 1999 Performance Incentive Plan for performance during 2004.
(3)   Salaries shown are per executives' employment contracts.


                       DIRECTOR COMPENSATION ARRANGEMENTS

Our non-employee directors receive stock options under our 2004 Non-Employee Director Stock Option Plan (the "Director Plan") to compensate them for service on the Board of Directors each year, including for committee membership, with the number of options determined in accordance with the Director Plan. Non-employee directors receive $10,000 each fiscal year for service on the Board of Directors or its committees, other than reimbursement of reasonable travel expenses.